KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces the Addition of William L. Yankus to its Board of Directors

Kingston, NY — March 30, 2016 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), announced today that William L. Yankus has joined the Company's Board of Directors.

Mr. Yankus brings to the Board over 30 years' experience in the insurance industry. An accomplished insurance research analyst, Mr. Yankus spent eighteen years at Fox-Pitt, Kelton, including, following its acquisition by Macquarie, as Head of Insurance Research. He and his team garnered many accolades from Institutional Investor Magazine, The Wall Street Journal and The Greenwich Research Survey. Individually, Mr. Yankus was named by The Wall Street Journal as "Best on the Street." Following his stay at Macquarie, Mr. Yankus moved on to the banking side of the insurance business, spending four years at Sterne Agee, where he built its insurance investment banking practice focusing on small and mid-sized insurers.

"We are delighted that Bill has accepted our offer to join the Company's Board," said Barry Goldstein, KINS Chairman and Chief Executive Officer. "His in depth knowledge of the insurance business brings a level of industry sophistication to our Board which we felt was lacking." Mr. Yankus will join the Company's Audit Committee and Nominating and Corporate Governance Committee and will chair its Insurance and Finance Committee.

Mr. Yankus added "I am looking forward to the opportunity to contribute to the effort to build shareholder value at Kingstone. The underwriting discipline that the organization has demonstrated in its core markets over the past several years has established a strong foundation for future success. "

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900

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INVESTOR RELATIONS:
The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com